EXHIBIT 10.45

Amendment Number ONE
to the
Regions Financial Corporation
Post 2006 Supplemental Executive Retirement Plan
Restated as of January 1, 2014

Regions Financial Corporation hereby amends the Post 2006 Regions Financial Corporation Supplemental Executive Retirement Plan (the “Supplemental Plan”) to be effective as of January 1, 2016, as follows:

1.    Amend Section 1.28 by deleting the definition therein in its entirety and substituting in lieu thereof the following:

“The term ‘Retirement Plan’ shall mean (i) the Regions Financial Corporation Retirement Plan, or (ii) the Regions Financial Corporation Retirement Plan for Associates for those individuals who were spun-off from the Retirement Plan as of January 1, 2016.”

2.    All other terms, provisions, and conditions of the Supplemental Plan not herein amended shall remain in full force and effect.

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